Exhibit 5

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), is dated as of July 18, 2014, by and among 734 INVESTORS, LLC, a Delaware limited liability company (“Borrower”), and RABO AGRIFINANCE, INC., a Delaware corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower and Lender are parties to that certain Credit Agreement dated as of November 15, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrower has requested that Lender amend certain provisions of the Credit Agreement as more filly set forth herein; and

WHEREAS, Lender has agreed to the requested amendments on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that all capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, and further agree as follows:

1. Amendments to Credit Agreement.

(a) Section 1.1 of the Credit Agreement, Defined Terms, is hereby modified and amended by deleting the definition of “Revolving Credit Maturity Date” in its entirety and inserting in lieu thereof the following:

“Revolving Credit Maturity Date” means November 30, 2018.

(b) Section 2.9 of the Credit Agreement, Interest, is hereby modified and amended by deleting subsection (a) in its entirety and inserting in lieu thereof the following:

“(a) Loans. The Loans shall bear interest at a rate per annum equal to the LIBO Rate plus 2.350%, Adjusted on the first day of each Fiscal Period.”

(c) Exhibit B to the Credit Agreement, Form of Borrowing Base Certificate, is hereby modified and amended by deleting such Exhibit in its entirety and inserting in lieu thereof Annex A attached to this Amendment as a new “Exhibit B” to the Credit Agreement.

2. Reduction of Commitment. Pursuant to Section 2.5(c) of the Credit Agreement, Borrower hereby notifies Lender that it elects to irrevocably reduce the Commitment, as provided in Section 2.5(b) of the Credit Agreement, to an aggregate amount of $25,000,000 as of the date hereof. By executing this Amendment, each Person party hereto acknowledges and agrees to such reduction in the Commitment effective automatically as of such date notwithstanding any contrary notice requirements contained in Section 2.5 of the Credit Agreement.

3. No Other Amendments. Except as expressly set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment, modification or waiver of any right, power or remedy of Lender under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. Except for the amendments set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with Lender at variance with the Credit Agreement or the other Loan Documents such as to require further notice by Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, Borrower acknowledges and expressly agrees that Lender reserves the right to, and does in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, as amended herein.

4. Representations and Warranties. In consideration of the execution and delivery of this Amendment by Lender, Borrower hereby represents and warrants in favor of Lender as follows:

(a) The execution, delivery and performance by Borrower of this Amendment (i) are all within Borrower’s limited liability company powers, (ii) have been duly authorized, (iii) do not require any consent, authorization or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority or any other Person, except for such as have been obtained or made and are in full force and effect, (iv) will not violate any applicable law or regulation or the Organizational Documents of Borrower, (v) will not violate or result in a default under any material agreement binding upon Borrower, (vi) will not conflict with or result in a breach or contravention of, any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower is a party or affecting Borrower or its properties, and (vii) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of Borrower or any of its properties;

(b) This Amendment has been duly executed and delivered by Borrower, and constitutes legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) As of the date hereof and after giving effect to this Amendment, the representations and warranties made by or with respect to Borrower under the Credit Agreement and the other Loan Documents, are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or as to Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), except to the extent previously fulfilled with respect to specific prior dates;

(d) Immediately after giving effect hereto, no event has occurred and is continuing which constitutes a Default or an Event of Default or would constitute a Default or an Event of Default but for the requirement that notice be given or time elapse or both; and

(e) Borrower has no knowledge of any challenge to Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

5. Effectiveness. This Amendment shall become effective as of the date set forth above upon Lender’s receipt of each of the following, in form and substance satisfactory to Lender:

(a) This Amendment duly executed by Borrower and Lender; and

(b) All other certificates, reports, statements, instruments or other documents as Lender may reasonably request.

6. Costs and Expenses. Borrower agrees to pay on demand all costs and expenses of Lender in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the fees and out-of-pocket expenses of counsel for Lender with respect thereto).

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of a signature page hereto by facsimile transmission or by other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

8. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference In the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

9. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York and shall be construed, interpreted, performed and enforced in accordance therewith.

10. Final Agreement. This Amendment represents the final agreement between Borrower and Lender as to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties, there are no unwritten oral agreements between the parties.

11. Loan Document, This Amendment shall be deemed to be a Loan Document for all purposes under the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers or representatives to execute and deliver this Amendment as of the day and year first above written.

BORROWER:	734 INVESTORS, LLC,
a Delaware limited liability company

By: 734 AGRICULTURE, LLC, its Managing Member

	By:	/s/ George Brokaw
Name: George Brokaw
Title: Authorized Person

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LENDER:	RABO AGRIFINANCE LLC, a Delaware limited liability company

	By:	/s/ Judy A. Cochran
Name: Judy A. Cochran
Title: AVP

	By:	/s/ Todd Hansen
Name: Todd Hansen
Title: Vice President

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ANNEX A

AMENDED BORROWING BASE CERTIFICATE

(See Attached)